Exhibit 99.1

Press Release

For Immediate Release

AVERY DENNISON NAMES MITCHELL R. BUTIER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Current CEO Dean Scarborough to stay on the Board as Executive Chairman

GLENDALE, Calif., February 25, 2016 — Avery Dennison Corporation (NYSE: AVY) announced today that its board of directors has elected President and Chief Operating Officer Mitchell R. Butier as president and chief executive officer, effective May 1, 2016, and nominated him for election to the board at the company’s upcoming Annual Meeting of Stockholders on April 28, 2016. Current Chairman and CEO Dean Scarborough will serve as the Executive Chairman of the company’s board of directors.

“Mitch has worked in various businesses and regions across Avery Dennison and in roles of increasing responsibility, including chief financial officer and president and chief operating officer,” said Dean Scarborough. “He has been a close thought partner of mine and has been at the center of our most successful business strategies. Most recently, he has been the driver behind increasing the higher-value market segments of our portfolio. Just as important, Mitch is a champion of the values, integrity and high ethical standards that define Avery Dennison.”

“Avery Dennison is a great company,” said Butier. “We’re strategically well-positioned, with excellent prospects for profitable growth. I look forward to working with our board and our leadership team to build on our solid foundation as we continue to create value for our customers, employees, and shareholders.”

Butier, 44, joined Avery Dennison from PricewaterhouseCoopers, LLP in 2000 and has been president and chief operating officer since November 2014. He earned a B.S.A. from Loyola Marymount University.

About Avery Dennison

Avery Dennison (NYSE: AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Glendale, California, the company reported sales from continuing operations of $6.0 billion in 2015. Learn more about the company at www.averydennison.com.

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Contacts:

Avery Dennison Corporation

Media Relations:

Rob Six (626) 304-2361

rob.six@averydennison.com

or

Investor Relations:

Cindy Guenther (626) 304-2204

investorcom@averydennison.com